Exhibit 99.1

Concho Resources Inc. Announces Three Year Accelerated Growth Plan, Provides 2014 Capital Budget Detail and Guidance and Reports Third Quarter 2013 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--November 6, 2013--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today announced a new three-year growth plan intended to double production by 2016. In addition, the Company provided details on its 2014 capital budget and guidance and reported financial and operating results for the three and nine months ended September 30, 2013. Highlights include:

  Accelerated growth plan that is expected to deliver annual production of over 67 million barrels of oil equivalent (“MMBoe”) in 2016 and reduce the Company’s leverage ratio (debt-to-EBITDAX) to less than 1.5x
  2014 capital budget of $2.3 billion and expected production growth of 18% to 22%
  Production from continuing operations of 8.7 million barrels of oil equivalent (“MMBoe”) for the third quarter of 2013, a 19% increase over the third quarter of 2012 and a 5% increase over the second quarter of 2013
  Net income of $30.4 million, or $0.29 per diluted share, for the third quarter of 2013, as compared to net income of $6.0 million, or $0.06 per diluted share, for the third quarter of 2012
  Adjusted net income1 (non-GAAP) of $111.1 million, or $1.06 per diluted share, for the third quarter of 2013, as compared to $99.9 million, or $0.96 per diluted share, for the third quarter of 2012
  EBITDAX2 (non-GAAP) of $456.4 million for the third quarter of 2013, as compared to $387.2 million for the third quarter of 2012

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how the Company calculates and uses EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Three-Year Accelerated Growth Plan

Concho is launching an accelerated growth plan intended to double production by 2016 and strategically position the Company as the leading operator in the Permian Basin. By accelerating activity across multiple horizons in the Permian, the Company believes that it can deliver annualized organic production growth of 25% over the next three years, which is in excess of its historical average, while increasing crude oil mix and reducing leverage ratios.

“Strategically, we have significant flexibility in how we choose to execute our business. That flexibility is a direct result of the success across our assets in both the Delaware and Midland Basins,” commented Tim Leach, Concho’s Chairman, CEO and President. “The performance of our assets and depth of our inventory are compelling and suggest that we can increase our growth rate. Combined with a strong balance sheet, robust cash margin and compelling economics, we are well positioned today to accelerate growth. Our 2014 capital budget is intended to lay the groundwork for a multi-year growth plan expected to double our production while reducing our leverage ratio by 2016.”

Third Quarter 2013 Financial Results

Production from continuing operations for the third quarter of 2013 totaled 8.7 MMBoe (5.4 million barrels of oil (“MMBbls”) and 19.6 billion cubic feet of natural gas (“Bcf”)), an increase of 19% as compared to 7.3 MMBoe (4.3 MMBbls and 17.7 Bcf) produced in the third quarter of 2012 and an increase of 5% as compared to the 8.3 MMBoe (5.2 MMBbls and 18.6 Bcf) produced in the second quarter of 2013.

“The third quarter was a great example of the quality of our assets and our ability to execute,” said Tim Leach. “We had a record quarter in terms of production and cash flow. It’s hard to ignore all of the momentum that Concho has generated, especially when you consider our industry-leading well results in both the northern and southern Delaware Basin and our early success in testing the horizontal potential of our Midland Basin assets.”

For the third quarter of 2013, the Company reported net income of $30.4 million, or $0.29 per diluted share, as compared to net income of $6.0 million, or $0.06 per diluted share, for the third quarter of 2012. The Company’s third quarter 2013 results were impacted by several non-cash and unusual items including: (1) a $168.6 million loss on derivatives not designated as hedges, (2) $45.3 million in cash payments on commodity derivatives, (3) $7.6 million of leasehold abandonments and (4) $1.8 million loss on the disposition of assets, net. Adjusting for these items and their tax effects, third quarter 2013 adjusted net income (non-GAAP) was $111.1 million, or $1.06 per diluted share. Adjusting for similar non-cash and unusual items and their tax impact, adjusted net income (non-GAAP) for the third quarter of 2012 was $99.9 million, or $0.96 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX was $456.4 million in the third quarter of 2013, an increase of 18% from $387.2 million reported in the third quarter of 2012 and an increase of 7% from the $424.8 million reported in the second quarter of 2013. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales from continuing operations for the third quarter of 2013 increased 40% when compared to the third quarter of 2012. This increase was attributable to a 16% increase ($13.87 per barrel) in the Company’s unhedged realized oil price, a 6% increase ($0.31 per thousand cubic feet of natural gas (“Mcf”)) in the Company’s unhedged realized natural gas price, and a 19% increase in production from continuing operations.

Oil and natural gas production expense from continuing operations for the third quarter of 2013, including oil and natural gas taxes, totaled $120.2 million, or $13.85 per barrel of oil equivalent (“Boe”), a 15% increase per Boe from the third quarter of 2012. This increase was primarily due to (1) higher oil and natural gas taxes, which averaged $6.08 per Boe in the third quarter of 2013 as compared to $5.22 in the third quarter of 2012, as a result of higher oil and natural gas prices, and (2) higher lease operating expenses and workover costs, which averaged $7.77 per Boe in the third quarter of 2013 as compared to $6.87 per Boe in the third quarter of 2012.

Depreciation, depletion and amortization (“DD&A”) expense from continuing operations for the third quarter of 2013 totaled $200.6 million, or $23.11 per Boe, a 13% increase per Boe from the third quarter of 2012 and less than a 2% increase over the second quarter of 2013.

General and administrative expense (“G&A”) from continuing operations for the third quarter of 2013 totaled $40.8 million, or $4.70 per Boe, as compared to $35.5 million, or $4.88 per Boe, in the third quarter of 2012. Cash G&A for the third quarter of 2013 totaled $30.9 million and stock-based compensation (non-cash) totaled $9.9 million. The decrease in per Boe expense for the third quarter of 2013 over the third quarter of 2012 was primarily due to a 19% increase in production from continuing operations, and was partially offset by a 15% increase in absolute G&A expenses.

The Company’s cash flows from operating activities (GAAP) were $944.6 million for the first nine months of 2013, as compared to $845.6 million for the first nine months of 2012, an increase of 12%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements paid on or received from derivatives not designated as hedges, were $907.0 million for the first nine months of 2013, as compared to $838.2 million for the first nine months of 2012, an increase of 8%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations

For the quarter ended September 30, 2013, the Company commenced the drilling of or participated in a total of 124 gross wells (90 operated). The Company had a 100% success rate on the 144 wells that were completed in the third quarter of 2013.

The table below summarizes the Company’s gross drilling activities by core area for the third quarter of 2013:

	3Q 2013
	Total Wells	Operated Wells	Completed Wells

New Mexico Shelf	33	7	47
Texas Permian	50	50	52
Delaware Basin	41	33	45
Total	124	90	144

Currently, the Company is operating 23 drilling rigs; 1 of these rigs is drilling in the New Mexico Shelf, 6 are drilling in the Texas Permian and 16 are drilling in the Delaware Basin. Of the Company’s 23 operated rigs, 18 are drilling horizontally, including 1 in the New Mexico Shelf, 2 in the Texas Permian and 15 in the Delaware Basin.

Delaware Basin

Of the 41 wells drilled in the Delaware Basin, 32 were Bone Spring sands wells, 4 were Brushy Canyon wells and 5 were Wolfcamp shale wells. The Company’s net production in the third quarter of 2013 from horizontal Delaware Basin wells averaged approximately 33,700 Boe per day, a 111% increase over the third quarter of 2012 and an increase of 6% over the second quarter of 2013.

Credit Facility

At September 30, 2013, the Company had borrowings outstanding under the credit facility of $207.6 million, and availability under the credit facility was approximately $2.3 billion.

Updated 2013 Capital Budget and Guidance

The Company now estimates that its annual 2013 production will total approximately 33.5 to 34.0 MMBoe, compared to the Company’s most recent production guidance range of approximately 33.4 to 34.8 MMBoe and that 2013 production will be over 62% crude oil, as compared to the previous guidance of 60% to 62% crude oil. The tighter range is in response to previously disclosed volume curtailment issues in the New Mexico Shelf core area due to midstream and infrastructure delays. In addition, the Company now estimates that its capital spending for 2013 will approximate $1.8 billion, as compared to most recent guidance of approximately $1.6 billion. This increase in planned capital spending for the remainder of 2013 is the result of increased activity levels in both the Midland and Delaware Basins as the Company begins its three-year accelerated growth plan.

2014 Capital Budget

Concho’s capital budget for 2014 is approximately $2.3 billion, which the Company believes will yield annual production growth in the range of 18% to 22% and allow the Company to accelerate growth beyond its average historical organic rate over the next three years.

This budget contemplates operating an average of 37 drilling rigs for 2014, of which 32 will drill horizontally. Concho estimates that its 2014 capital budget and future capital spending should allow the Company to double production in three years and concurrently reduce its leverage metrics assuming a NYMEX crude oil price of $90.00 per barrel and a NYMEX natural gas price of $4.00 per million British thermal units (“MMBtu”) for the Company’s unhedged production. The Company intends to monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.

Of the $2.3 billion capital budget, approximately $2 billion will be dedicated to the Company's drilling program and 90% of the Company’s drilling budget will be directed towards horizontal drilling.

The table below summarizes the Company’s 2014 drilling budget:

	2014 Drilling Budget
	Capital ($mm)	Gross Wells	Operated Rigs (Vt/Hz)

New Mexico Shelf	$152	136	0/2
Texas Permian	459	190	5/9
Delaware Basin	1,406	281	0/21
Total	$2,017	607	5/32

The remaining capital will be allocated between leasehold acquisitions, geological and geophysical (“G&G”) and facilities.

2014 Guidance

Production:
Annual Production Growth	18% - 22%
% Oil	62% - 64%

Price differentials to NYMEX ($90/Bbl; $4/MMBtu):
(excluding the effects of hedging)
Crude oil (Bbl)	93% - 95%
Natural gas (Mcf)	120% - 140%

Operating costs and expenses:
Lease operating expense:
Direct lease operating expense ($/Boe)	$7.50 - $8.00
Oil & natural gas taxes (% of oil and natural gas revenue)	8.25%

G&A expense:
Cash G&A expense ($/Boe)	$3.50 - $4.00
Non-cash stock based compensation ($/Boe)	$1.15 - $1.25

DD&A expense ($/Boe)	$23.00 - $25.00

Exploration, abandonments and G&G ($/Boe)	$1.50 - $2.50

Interest expense ($ in millions)	$225 - $235

Income taxes:	39%
Percent deferred of total taxes	75% - 85%

Capital expenditures ($ in billions)	$2.3

Derivative Update

The Company maintains an active crude oil and natural gas hedging program and has continued to add to its derivative positions. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Conference Call and Presentation Information

The Company will host a conference call on Thursday, November 7, 2013 at 9:00 a.m. Central Time to discuss the accelerated growth plan, 2014 budget guidance and the third quarter 2013 financial and operating results, with an accompanying presentation. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (866) 713-8563 (passcode: 82695804). The presentation is also available on the Company’s website. To access the presentation, visit www.concho.com and select “Investor Relations,” then “Presentations.”

A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 91613648).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, production growth, returns, divestitures, capital expenditure budget, the timing and estimated proceeds of the closing of the sale of the non-core properties, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K filing and risks relating to declines in the prices Concho receives for the Company’s oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity; risks related to the concentration of the Company’s operations in the Permian Basin; the results of the Company’s hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about the Company’s ability to replace reserves and economically develop the Company’s current reserves; competition in the oil and natural gas industry; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$22	$2,880
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	277,045	198,053
Joint operations and other	277,286	202,738
Derivative instruments	872	35,942
Deferred income taxes	33,150	-
Prepaid costs and other	19,337	19,269
Total current assets	607,712	458,882
Property and equipment:
Oil and natural gas properties, successful efforts method	10,852,246	9,455,599
Accumulated depletion and depreciation	(2,176,041)	(1,565,316)
Total oil and natural gas properties, net	8,676,205	7,890,283
Other property and equipment, net	111,705	103,141
Total property and equipment, net	8,787,910	7,993,424
Funds held in escrow	1,964	-
Deferred loan costs, net	76,377	77,609
Intangible asset - operating rights, net	28,980	30,076
Inventory	19,894	20,611
Noncurrent derivative instruments	-	2,769
Other assets	7,864	6,066
Total assets	$9,530,701	$8,589,437
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$36,813	$31,144
Related parties	-	185
Bank overdrafts	69,444	24,275
Revenue payable	194,008	162,073
Accrued and prepaid drilling costs	323,928	351,919
Derivative instruments	71,364	1,584
Deferred income taxes	-	8,566
Other current liabilities	178,727	160,340
Total current liabilities	874,284	740,086
Long-term debt	3,588,650	3,101,103
Deferred income taxes	1,302,249	1,186,621
Noncurrent derivative instruments	24,049	12,049
Asset retirement obligations and other long-term liabilities	96,756	83,382
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 105,194,283 and
104,668,427 shares issued at September 30, 2013 and December 31, 2012, respectively	105	105
Additional paid-in capital	2,019,540	1,982,714
Retained earnings	1,635,777	1,490,563
Treasury stock, at cost; 125,580 and 86,861 shares at September 30, 2013 and
December 31, 2012, respectively	(10,709)	(7,186)
Total stockholders’ equity	3,644,713	3,466,196
Total liabilities and stockholders’ equity	$9,530,701	$8,589,437

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Operating revenues:
Oil sales	$553,068	$380,446	$1,412,887	$1,099,504
Natural gas sales	99,852	84,897	274,946	242,784
Total operating revenues	652,920	465,343	1,687,833	1,342,288
Operating costs and expenses:
Oil and natural gas production	120,231	87,964	328,295	251,641
Exploration and abandonments	10,992	6,958	37,797	27,335
Depreciation, depletion and amortization	200,625	148,145	557,775	408,675
Accretion of discount on asset retirement obligations	1,574	1,084	4,410	2,826
Impairments of long-lived assets	-	-	65,375	-
General and administrative (including non-cash stock-based compensation of
$9,923 and $7,959 for the three months ended September 30, 2013 and 2012, respectively, and $25,278 and $21,434 for the nine months ended
September 30, 2013 and 2012, respectively)	40,836	35,492	125,120	95,994
(Gain) loss on derivatives not designated as hedges	168,610	135,415	157,303	(109,542)
Total operating costs and expenses	542,868	415,058	1,276,075	676,929
Income from operations	110,052	50,285	411,758	665,359
Other income (expense):
Interest expense	(55,995)	(51,337)	(162,180)	(129,073)
Loss on extinguishment of debt	-	-	(28,616)	-
Other, net	(1,941)	(3,114)	(1,806)	(4,917)
Total other expense	(57,936)	(54,451)	(192,602)	(133,990)
Income (loss) from continuing operations before income taxes	52,116	(4,166)	219,156	531,369
Income tax (expense) benefit	(21,695)	995	(86,023)	(204,327)
Income (loss) from continuing operations	30,421	(3,171)	133,133	327,042
Income from discontinued operations, net of tax	-	9,159	12,081	29,360
Net income	$30,421	$5,988	$145,214	$356,402
Basic earnings per share:
Income (loss) from continuing operations	$0.29	$(0.03)	$1.27	$3.17
Income from discontinued operations, net of tax	-	0.09	0.12	0.29
Net income	$0.29	$0.06	$1.39	$3.46
Diluted earnings per share:
Income (loss) from continuing operations	$0.29	$(0.03)	$1.27	$3.15
Income from discontinued operations, net of tax	-	0.09	0.11	0.28
Net income	$0.29	$0.06	$1.38	$3.43

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$145,214	$356,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	557,775	408,675
Accretion of discount on asset retirement obligations	4,410	2,826
Impairments of long-lived assets	65,375	-
Exploration and abandonments, including dry holes	13,159	15,224
Non-cash stock-based compensation expense	25,278	21,434
Deferred income taxes	75,808	203,107
Loss on disposition of assets, net	1,717	285
(Gain) loss on derivatives not designated as hedges	157,303	(109,542)
Discontinued operations	(12,250)	28,591
Other non-cash items	17,020	9,066
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(113,226)	(54,752)
Prepaid costs and other	(1,866)	(14,894)
Inventory	434	(8,528)
Accounts payable	4,407	(4,919)
Revenue payable	44,983	(3,673)
Other current liabilities	(40,897)	(3,666)
Net cash provided by operating activities	944,644	845,636
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(1,426,349)	(2,334,246)
Additions to other property and equipment	(21,311)	(47,489)
Proceeds from the disposition of assets	15,212	4,419
Funds held in escrow	(1,964)	17,394
Settlements paid on derivatives not designated as hedges	(37,684)	(7,485)
Net cash used in investing activities	(1,472,096)	(2,367,407)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	3,283,875	3,856,500
Payments of debt	(2,798,400)	(2,336,000)
Exercise of stock options	2,304	8,062
Excess tax benefit from stock-based compensation	9,244	18,522
Payments for loan costs	(14,075)	(23,926)
Purchase of treasury stock	(3,523)	(2,721)
Bank overdrafts	45,169	1,283
Net cash provided by financing activities	524,594	1,521,720
Net decrease in cash and cash equivalents	(2,858)	(51)
Cash and cash equivalents at beginning of period	2,880	342
Cash and cash equivalents at end of period	$22	$291

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information from the Company’s continuing and discontinued operations concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Production and operating data from continuing and discontinued operations:
Net production volumes:
Oil (MBbl)	5,417	4,619	15,376	13,053
Natural gas (MMcf)	19,593	19,122	56,006	50,970
Total (MBoe)	8,683	7,806	24,710	21,548

Average daily production volumes:
Oil (Bbl)	58,880	50,207	56,322	47,639
Natural gas (Mcf)	212,967	207,848	205,150	186,022
Total (Boe)	94,375	84,848	90,514	78,643

Average prices:
Oil, without derivatives (Bbl)	$102.10	$88.13	$91.89	$90.56
Oil, with derivatives (Bbl) (a)	$92.89	$91.56	$89.12	$89.91
Natural gas, without derivatives (Mcf)	$5.10	$4.73	$4.91	$5.03
Natural gas, with derivatives (Mcf) (a)	$5.33	$4.75	$5.00	$5.04
Total, without derivatives (Boe)	$75.20	$63.74	$68.31	$66.74
Total, with derivatives (Boe) (a)	$69.98	$65.81	$66.78	$66.39

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.77	$7.15	$7.59	$7.30
Oil and natural gas taxes	$6.08	$5.24	$5.70	$5.53
Depreciation, depletion and amortization	$23.11	$20.19	$22.57	$20.18
General and administrative	$4.70	$4.47	$5.06	$4.37

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$(49,864)	$15,859	$(42,528)	$(8,374)
Natural gas derivatives	4,589	280	4,844	889
Total	$(45,275)	$16,139	$(37,684)	$(7,485)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from the Company’s continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Production and operating data from continuing operations:
Net production volumes:
Oil (MBbl)	5,417	4,312	15,376	12,141
Natural gas (MMcf)	19,593	17,740	56,006	48,151
Total (MBoe)	8,683	7,269	24,710	20,166

Average daily production volumes:
Oil (Bbl)	58,880	46,870	56,322	44,310
Natural gas (Mcf)	212,967	192,826	205,150	175,734
Total (Boe)	94,375	79,008	90,514	73,599

Average prices:
Oil, without derivatives (Bbl)	$102.10	$88.23	$91.89	$90.56
Oil, with derivatives (Bbl) (a)	$92.89	$91.91	$89.12	$89.87
Natural gas, without derivatives (Mcf)	$5.10	$4.79	$4.91	$5.04
Natural gas, with derivatives (Mcf) (a)	$5.33	$4.80	$5.00	$5.06
Total, without derivatives (Boe)	$75.20	$64.02	$68.31	$66.56
Total, with derivatives (Boe) (a)	$69.98	$66.24	$66.78	$66.19

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.77	$6.87	$7.59	$7.00
Oil and natural gas taxes	$6.08	$5.22	$5.70	$5.48
Depreciation, depletion and amortization	$23.11	$20.38	$22.57	$20.26
General and administrative	$4.70	$4.88	$5.06	$4.76

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$(49,864)	$15,859	$(42,528)	$(8,374)
Natural gas derivatives	4,589	280	4,844	889
Total	$(45,275)	$16,139	$(37,684)	$(7,485)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Net income - as reported	$30,421	$5,988	$145,214	$356,402

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives not designated as hedges	168,610	135,415	157,303	(109,542)
Cash receipts from (payments on) derivatives not designated as hedges	(45,275)	16,139	(37,684)	(7,485)
Impairments of long-lived assets	-	-	65,375	-
Leasehold abandonments	7,578	677	13,828	9,234
Loss on extinguishment of debt	-	-	28,616	-
Loss on disposition of assets, net	1,849	217	1,717	285
Discontinued operations:
Gain on disposition of assets	-	-	(19,599)	-
Tax impact (a)	(52,043)	(58,540)	(81,098)	41,176
Adjusted net income	$111,140	$99,896	$273,672	$290,070

Adjusted earnings per share:
Basic	$1.06	$0.97	$2.61	$2.81
Diluted	$1.06	$0.96	$2.61	$2.79

Effective tax rates	39.2%	38.4%	38.7%	38.3%

(a) The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates shown in the table above.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Nine Months Ended
	September 30,
(in thousands)	2013	2012

Cash flows from operating activities	$944,644	$845,636
Settlements paid on derivatives not designated as hedges (a)	(37,684)	(7,485)
Adjusted cash flows	$906,960	$838,151

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairment of long-lived assets (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives not designated as hedges, (7) cash receipts from (payments on) derivatives not designated as hedges, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) federal and state income taxes on continuing operations and (12) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the periods indicated:

	Three
	Months
	Ended	Three Months Ended		Nine Months Ended
	June 30,	September 30,		September 30,
(in thousands)	2013	2013	2012	2013	2012

Net income	$84,700	$30,421	$5,988	$145,214	$356,402
Exploration and abandonments	8,398	10,992	6,958	37,797	27,335
Depreciation, depletion and amortization	188,730	200,625	148,145	557,775	408,675
Accretion of discount on asset retirement obligations	1,442	1,574	1,084	4,410	2,826
Impairments of long-lived assets	65,375	-	-	65,375	-
Non-cash stock-based compensation	8,588	9,923	7,959	25,278	21,434
(Gain) loss on derivatives not designated as hedges	(70,324)	168,610	135,415	157,303	(109,542)
Cash receipts from (payments on) derivatives not
designated as hedges	1,575	(45,275)	16,139	(37,684)	(7,485)
(Gain) loss of disposition of assets, net	(137)	1,849	217	1,717	285
Interest expense	54,079	55,995	51,337	162,180	129,073
Loss on extinguishment of debt	28,616	-	-	28,616	-
Income tax expense (benefit) from continuing operations	53,351	21,695	(995)	86,023	204,327
Discontinued operations	453	-	14,962	(12,081)	43,402
EBITDAX	$424,846	$456,409	$387,209	$1,221,923	$1,076,732

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Property acquisition costs:
Proved	$-	$690,158	$2,376	$855,773
Unproved	13,991	349,903	58,832	411,110
Exploration	229,082	223,569	779,026	567,065
Development	197,696	187,759	593,006	574,541
Total costs incurred for oil and natural gas properties	$440,769	$1,451,389	$1,433,240	$2,408,489

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012

Exploration costs	$535	$1,185	$2,089	$2,452
Development costs	1,801	5,019	9,163	8,302
Total asset retirement obligations	$2,336	$6,204	$11,252	$10,754

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at November 6, 2013:

		Fourth Quarter
		2013	2014	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	4,764,000	15,565,000	12,092,000	429,000	168,000
	Price (Bbl)	$96.08	$91.96	$86.82	$88.31	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	3,404,000	9,475,000	-	-	-
	Price (Bbl)	$(1.12)	$(0.46)	$-	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	6,992,000	-	-	-	-
	Price (MMBtu)	$4.25	$-	$-	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	-	21,900,000	-	-	-
	Ceiling Price (MMBtu)	$-	$4.40	$-	$-	$-
	Floor Price (MMBtu)	$-	$3.85	$-	$-	$-

Natural Gas Basis Swaps: (e)
	Volume (MMBtu)	6,440,000	-	-	-	-
	Price (MMBtu)	$(0.15)	$-	$-	$-	$-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.
(e)	The basis differential price is between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy